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                                                                     Exhibit 8.1

                         [LETTERHEAD OF WACHTELL LIPTON]
                              [FORM OF TAX OPINION]

                                _______ __, 1998


Mercantile Bancorporation Inc.
Mercantile Tower
P.O. Box 524
St. Louis, Missouri  63166-0524

Ladies/Gentlemen:

        We have acted as special counsel to Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), in connection with the proposed merger (the "Merger") of Firstbank of Illinois Co., a Delaware corporation ("Firstbank") with and into Ameribanc, Inc., a Missouri corporation and a direct wholly-owned subsidiary of MBI ("Merger Sub"), upon the terms and conditions set forth in the Agreement and Plan of Reorganization dated January 30, 1998, by and among MBI, Merger Sub and Firstbank (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

        For purposes of the opinion set forth below, we have relied, with the consent of MBI and the consent of Firstbank, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of MBI and Firstbank (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus included therein (the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

        We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Missouri and Delaware.

        Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) no gain or loss will be recognized by the Firstbank Stockholders who receive solely MBI Common Stock in exchange





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Mercantile Bancorporation Inc.
_________ ___, 1998

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for shares of Firstbank Common Stock (except with respect to cash received in lieu of a fractional share interest in MBI Common Stock).

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "SUMMARY INFORMATION -Federal Income Tax Consequences in General", under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.